Exhibit 99.1

Gryphon Gold Continues Loaded Carbon Shipments

October 24, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is pleased to announce that it has completed its second production shipment of loaded carbon to Just Refiners, Inc. (“Just Refiners”) of Sparks, Nevada. This second production shipment totaled 2.7 wet tons of carbon loaded with gold and silver. Final assays will be available upon settlement between Gryphon and Just Refiners.

“This is a continuation of the original milestone event and demonstrates ongoing production” said John L. Key, President and CEO of Gryphon Gold. “We embarked with an aggressive timeline of breaking ground in June and now have begun a schedule of weekly shipments. With the scheduled weekly shipments of the gold and silver loaded carbon, we anticipate continuous revenue beginning in approximately three weeks.” For further information please contact:

John L. Key, CEO and President
1-775-883-1456            jkey@gryphongold.com

Lisanna M. Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229            llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis Oxide Heap Leach Project; expectations related to shipping, delivery, sales and revenue from gold an d silver sales at the Borealis Oxide Heap Leach Project; assumptions related to revenue and ability to fund operations, capital requirements and exploration; assumptions related to gold grade and recoverability, success of exploration and drill programs and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project, may be required, and if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 30, 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.